Exhibit 99.1 to Form 8-K dated October 27, 2010

CHWM Expands Customer Base, Network, and Operations in Beijing
via CJ Network Deal

DENVER, CO, GRAFTON, WI and BEIJING, October 27, 2010/Marketwire – China Wi-Max Communications, Inc. (OTCBB:CHWM), a leader in high speed broadband access in China, announced today a major milestone – the beginning of revenue generation via the provision of broadband services to a commercial customer in Beijing.  This news follows-up on CHWM’s previous announcement of significantly enhancing its operations and potential customers in Beijing through a strategic agreement with Beijing’s CJ Network, a Network Consultation and Service Company.

Under this Agreement, CJ Network will engineer and construct fibers from CHWM’s 4th Ring Road fiber backbone for up to nine new business buildings.  CJ Network will maintain fiber and in-building access to customers, and provide Tier-1 Quality Technical Support.  Further, the agreement provides for CHWM to interconnect its 4th Ring Road fiber with CJ Network 3rd Ring Road fiber network operations center, and will provide 700MB of Internet bandwidth.

This agreement also provides a framework for adding additional buildings, use of CHWM’s wireless assets, a termination center for international VPN, as well as cooperative sales and revenue sharing.

Regarding this important milestone in the Company’s operations in China, CHWM’s Founder and Chairman, Dr. Allan Rabinoff, stated “we are excited to take this next step in our ongoing operations in China – and to gain access to a city-wide ISP license, which legally allows us to provide internet service to any and all customers in Beijing”.   CHWM’s President and CEO Steven Berman added that “this contractual relationship with CJ Network is an important next step in growing our business presence in Beijing – and putting us in the strategic position to enhance our service offerings to commercial customers needing high speed broadband internet services.  It is also significant to report revenues from our operations in China.”

About China Wi-Max Communications, Inc.

China Wi-Max Communications, Inc. (OTCBB:CHWM) is a multinational telecommunications and IP transport company formed to take advantage of the rapidly expanding wireless and broadband communications needs in China and elsewhere. The goal of CHWM is to become the premier provider of broadband technology and allied services in the Chinese market and beyond.  Building on technical experience and proven management skills, CHWM is approaching its markets with the tools and experience necessary to achieve success.  CHWM has acquired fiber assets in Beijing and Hangzhou, as well as option agreements to purchase fiber in Shanghai and seven additional cities in China.  CWHM has also acquired 5.8 GHz wireless frequencies.  The Company’s common stock is listed on the OTC Bulletin Board under the symbol "CHWM".  For additional information, please visit the Company's website at www.chinawi-max.com.

About CJ Network

CJ Network is a Network Consultation and Service Company.   CJ Network operates as a fiber based access provider in Beijing.  They are a PRC licensed Internet Service Provider (ISP).  CJ Network provides Internet access predominately to buildings in Beijing’s "Silicone Valley" area following the 3rd Ring Road.

For Investment Information regarding China Wi-Max Communications, Inc. please contact:
Jim Prange, 920.912.7444	Richard Carpenter, CGC 415.332.7200
jim.prange@gmail.com	richard@capitalgc.com

'Safe Harbor Statement'
This press release contains forward-looking statements that involve risks and uncertainties.   Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.